RELEASE OF WAIVER AGREEMENT

This RELEASE OF WAIVER AGREEMENT (this “Release”), dated as of August 22, 2014, is made and entered into by and between MVP Realty Advisors, LLC (the “Advisor”) and MVP REIT, Inc. (the “Company”).

RECITALS

WHEREAS, the Company has engaged the Advisor as its advisor pursuant to the terms and conditions set forth in an advisory agreement between the Company and the Advisor (as amended from time to time prior to the date hereof, the “Advisory Agreement”);

WHEREAS, upon the commencement of its initial public offering of shares of its common stock (the “Common Shares”) in September 2012, the Company issued 1,000 shares of convertible stock (the “Convertible Shares”) to the Advisor;

WHEREAS, the Convertible Shares will convert into Common Shares representing 3.50% of the Common Shares outstanding immediately preceding the conversion upon the occurrence of certain triggering events;

 WHEREAS, at the time of issuance, the Convertible Shares were convertible into Common Shares only if and when (i) the Company has made total distributions on the then outstanding Common Shares equal to the invested capital attributable to those shares plus a 6.00% cumulative, non-compounded, annual pre-tax return on such invested capital; (ii) the Common Shares are listed for trading on a national securities exchange; or (iii) the Company terminated or failed to renew the Advisory Agreement (other than for “cause” as defined in Advisory Agreement);

WHEREAS, in December 2013, the Advisor executed and delivered a waiver, without consideration, in favor of the Company, pursuant to which the Advisor unilaterally waived its rights under the Advisory Agreement and the charter of the Company to convert the Convertible Shares into Common Shares if and when the Company lists its Common Shares for trading on a national securities exchange (the “Waiver”);

WHEREAS, in August 2014, the Company’s independent directors evaluated whether the compensation that the Company contracts to pay to the Advisor and its affiliates is reasonable in relation to the nature and quality of services performed;

WHEREAS, as part of such evaluation, each of the independent directors, including the lead director, assessed the terms of the Convertible Shares (including the limited events that would trigger conversion following the Waiver) and compared them against the terms of incentive compensation  payable by other companies, including REITs, to advisors performing services similar to our advisor; and

WHEREAS, following the completion of such evaluation, the entire board of directors of the Company, including the lead independent director and the other independent directors (with the affiliated directors abstaining), has unanimously approved a conditional release of the Waiver on the terms and subject to the conditions set forth in this Release.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby agrees to release the Advisor from the terms of the Waiver, and the Advisor hereby agrees to such release, in each case, on the terms and subject to the conditions set forth in this Release.

1. Incorporation of Recitals; Definitions; Effectiveness of Waivers.

1.1 Recitals.  The Recitals are incorporated herein by reference.

1.2 Definitions.  Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them as set forth in the Advisory Agreement.

2. Convertible Shares.

2.1 Conditional Release of Waiver.  Effective as of the date hereof, the Company hereby releases the Advisor from the terms of the Waiver; provided, however, that no Convertible Shares shall convert into Common Shares upon or following any listing of the Common Shares for trading on a national securities exchange unless and until the sum of the aggregate market value of the issued and outstanding Common Shares plus the Company’s distributions exceeds the aggregate capital contributed by the Company’s shareholders plus an amount equal to a 6% cumulative, pre-tax non-compounded annual return to such shareholders.  For purposes of such calculation, the market value of the outstanding Common Shares shall be calculated based on the average market value of the Common Shares issued and outstanding at listing over the 30 trading days beginning 180 days after the Common Shares are first listed for trading on a national securities exchange.

2.2 Effect of Agreement on Convertible Shares.  After giving effect to this Release, the Company and the Advisor hereby agree that the Convertible Shares shall convert into Common Shares if and when:  (a)  the Company has made total distributions on the then outstanding Common Shares equal to the invested capital attributable to those shares plus a 6.00% cumulative, non-compounded, annual pre-tax return on such invested capital; or (b) (i) the Company lists the Common Shares for trading on a national securities exchange and (ii) the sum of the aggregate market value of the issued and outstanding Common Shares plus total distributions exceeds the aggregate capital contributed by investors plus an amount equal to a 6% cumulative, pre-tax non-compounded annual return to investors; or (c) the Advisory Agreement is terminated or not renewed (other than for “cause” as defined in the Advisory Agreement).”

3. Miscellaneous.

3.1 Effect of Agreement.  Except as set forth expressly herein, all terms of the Advisory Agreement shall be and remain in full force and effect.

3.2 Binding Nature.  This Release shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

3.3 Amendment; Waiver.  This Release may be amended or supplemented only by a writing that is signed by duly authorized representatives of both parties.  No term or provision hereof will be considered waived by either party, and no breach excused by either party, unless such waiver or consent is in writing signed on behalf of the party against whom the waiver is asserted.  No consent by either party to, or waiver of, a breach by either party, whether express or implied, will constitute a consent to, waiver of, or excuse of any other, different, or subsequent breach by either party.

3.4 Severability.  If any provision of this Release is held invalid or unenforceable for any reason, the remainder of the provision shall be amended to achieve as closely as possible the economic effect of the original term and all other provisions shall continue in full force and effect unless the severed portion was essential to the intended purpose of this Release.  If the severed portion was essential to the intended purpose of this Release, then the party who was to receive the benefit of the severed portion has the option to void this Release.

3.5 Counterparts.  This Release may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.  If this Release is executed in counterparts, no signatory hereto shall be bound until both the parties named below have duly executed or caused to be duly executed a counterpart of this Release.

IN WITNESS WHEREOF, this Release has been duly executed and delivered by the Company and the Advisor as of the date first set forth above.

ADVISOR:

MVP Realty Advisors, LLC

By: /s/ Michael Shustek
Michael V. Shustek
President and Chief Executive Officer

COMPANY:

MVP REIT, Inc.

By: /s/ Michael Shustek
Michael V. Shustek
President and Chief Executive Officer